                                                                    EXHIBIT 12.2

                     Avalon Cable of Michigan Holdings, Inc.
                     --------------------------------------
                      Computation of Ratio of Earnings to
                      -----------------------------------
                                 Fixed Charges
                                 -------------


                                                                                             For the
                                                               For the year ended          three months
                                                               December 31, 1998       ended March 31, 1999
                                                               -----------------       --------------------

Pre-Tax Income (loss) from continuing operations                            (718)                 (83)
                                                                          ------               ------

Adjustments to net income (loss)
-------------------------------
Interest Expense                                                           8,050               11,431
Rent Expense                                                                  43                  250
                                                                          ------               ------
   Total Fixed Charges                                                     8,093               11,681
                                                                          ======               ======

Income from operations plus Fixed Charges                                  7,375               11,598
                                                                          ------               ------

Ratio of earnings to fixed charges                                            --                   --
Amount of the deficiency of earnings to fixed charges                        718                   83